EXHIBIT 99.1

July 15, 2005

Dear Clinical Investigator,

As a participant in Inamed’s core and/or adjunct clinical study, you have had access to Inamed’s silicone gel filled breast implants, including the McGhan Style 153 double-lumen breast implant.  These implants have been available to you and your patients as investigational devices under Food and Drug Administration-approved clinical trials.

For the reason described below, this letter is informing you of the decision by Inamed Medical Products Corporation (f/k/a McGhan Medical Corporation), after consultation with the FDA, to voluntarily end the availability of its Style 153 breast implant in U.S. clinical studies.  We are therefore informing you that no further implantation of the Style 153 should take place.  You will be contacted shortly by an Inamed Aesthetics representative to initiate the process of accounting for and retrieving all of the Style 153 devices currently in your possession, if any. We apologize in advance for any inconvenience this may cause you.

As has been previously reported to you, our recent interim data from the 3-year follow-up data points in the Core Study of these implants show a 3-year rupture rate for the Style 153 of 8.3% (n=434 implants) compared with the 0.9% rupture rate for the other (round)  implants (n=1,348) in the study.  These rupture rates are based on Kaplan-Meier weighted projections, include the MRI identification of silent ruptures in asymptomatic patients, and were presented with other data at the recent FDA Advisory Panel meeting held in April 2005.

Although the Style 153 rupture data are consistent with the “Risks, Complications and Discomforts” section of the patient informed consent and the “Adverse Reactions” section of the product’s directions for use, we believe the action described in this letter is appropriate based on the Core Study interim data.

We are developing a patient information packet on the Style 153 and our other silicone and saline breast implant products, and will be sending it to you shortly so that you can share it with your patients and use it as a basis of discussion with them.   The information packet will include a description of the options for monitoring the status of silicone gel breast implants, including the use of MRI screening.  It is important that you promptly discuss this information with your patients.

The Confidence Plus product warranty program for the Style 153 is not affected by this decision, except that replacement options will not include the Style 153.

To meet the needs of reconstruction and revision patients for a shaped, silicone-gel implant, we are currently in discussion with the FDA to allow expanded access to our Style 410 cohesive-gel implant.  The details of this expanded access are being finalized and will be communicated when available.

If you need additional information or have questions, please contact Inamed at 800-362-4426.

Sincerely,